Exhibit (a)(5)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
BARE ESCENTUALS, INC.
at
$18.20 Net Per Share in Cash
by
BLUSH ACQUISITION CORPORATION
an indirect wholly owned subsidiary of
SHISEIDO COMPANY, LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, MARCH 8, 2010, UNLESS THE OFFER IS EXTENDED.

January 25, 2010

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated January 25, 2010 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Blush Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Shiseido Company, Limited, a corporation organized under the laws of Japan (“Parent”), to purchase all the shares of common stock, par value $.001 per share (“Shares”) of Bare Escentuals, Inc., a Delaware corporation (the “Company”), that are issued and outstanding for $18.20 per share (such amount being the “Per Share Amount”), net to the seller in cash, without interest and subject to applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1. The tender price is $18.20 per Share, net to you in cash, without interest and subject to applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Board of Directors of the Company has resolved, by unanimous vote of those present and voting, that the terms of the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby, are in the best interests of the Company and its stockholders, and has resolved to recommend that (i) the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (ii) to the extent required to consummate the Merger, the stockholders of the Company entitled to vote thereon adopt the Merger Agreement, subject to the terms and conditions therein, and the transactions contemplated thereby.

4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, Monday, March 8, 2010, unless the Offer is extended.

5. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options), (ii) any applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or any applicable non-U.S. antitrust laws having expired or been terminated prior to the expiration of the Offer, (iii) the new employment agreement between the Company and Leslie Blodgett not having been terminated, and Ms. Blodgett continuing to be employed as the Company’s Chief Executive Officer, and not having become incapable of fulfilling her duties in such capacity due to incapacity, disability or for any other reason and (iv) certain ancillary agreements entered into in connection with the Offer not having been amended or terminated. The Offer is also subject to certain other conditions contained in the Offer to Purchase.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares
of
BARE ESCENTUALS, INC.

The undersigned acknowledge(s) receipt of this letter and the enclosed Offer to Purchase, dated January 25, 2010, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Blush Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Shiseido Company Limited, a corporation organized under the laws of Japan, to purchase all the shares of common stock, par value $.001 per share (“Shares”), of Bare Escentuals, Inc., a Delaware corporation, that are issued and outstanding.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:                   , 2010

Number of Shares To Be Tendered:

                  Shares1

SIGN HERE

Signature(s)

Please type or print names(s)

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

1 Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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